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                                   EXHIBIT 2
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                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment dated March 1, 1999 ("Amendment") to the Preferred Shares Rights Agreement ("Rights Agreement"), dated as of April 17, 1997, is between Xylan Corporation, a California corporation (the "Company"), and BankBoston, N.A., a national banking association (f/k/a The First National Bank of Boston) (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     WHEREAS, the Company, Alcatel, a corporation organized under the laws of France ("Alcatel"), and Zeus Acquisition Corp., a California corporation ("Sub"), a contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will commence a cash tender offer (the "Offer") to purchase all the outstanding shares of the Company and, following the commencement of the Offer, Sub would merge with and into the Company (the "Merger").

     WHEREAS, Alcatel, Sub and each of Steve Y. Kim (and trust controlled by him) and Yuri Pikover (and trusts controlled by him) (each of Steve Y. Kim and his trusts and Yuri Pikover and his trusts are referred to as a "Founding Shareholder"), also contemplate entering into Shareholder Agreements (each, a "Shareholder Agreement"), pursuant to which, among other things, the Founding Shareholder would agree (i) to tender his shares of Common Stock, par value $.001 per share of the Company (the "Common Share") into the Offer, (ii) grant to Alcatel an irrevocable proxy to vote his Common Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby and (iii) grant Sub an option to purchase all the shares of Common Shares owned by each Founding Shareholder under certain circumstances.

     WHEREAS, Alcatel, Sub and the Company also contemplate entering into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company would agree to issue Common Shares in connection with the Offer in order to achieve at least 90% of the outstanding Common Shares tendered in the Offer.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any change which the Company may deem necessary or desirable and which shall be consistent with, and for the purposes of fulfilling, the objectives of the Board of Directors of the Company in adopting the Rights Agreement.

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.
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     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Amendment to Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

     "'Kim Shareholder Agreement' shall mean the Shareholder Agreement dated as of March 1, 1999 by and among Alcatel, Zeus Acquisition Corp., Yuri Pikover, Pikover 1995 Irrevocable Trust, Pikover Trust and Pikover Irrevocable Children's Trust."

     "'Merger' shall have the meaning set forth in the Merger Agreement."

     "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of March 1, 1999, by and among Alcatel, Zeus Acquisition Corp. and Xylan Corporation, as it may be amended from time to time."

     "'Offer' shall have the meaning set forth in the Merger Agreement."

     "'Pikover Shareholder Agreement' shall mean the Shareholder Agreement dated as of March 1, 1999 by and among Alcatel, Zeus Acquisition Corp. and Steven Y. Kim, Steve Y. Kim Living Trust and Kim Irrevocable Children's Trust."

     "'Shareholder Agreements' shall mean collectively, the Kim Shareholder Agreement, the Pikover Shareholder Agreement and the Walecka Shareholder Agreement."

     "'Stock Option Agreement' shall mean the Stock Option Agreement dated as of March 1, 1999 by and among Alcatel, Zeus Acquisition Corp. and Xylan Corporation."

     "'Top-Up Option' shall have the meaning set forth in the Stock Option Agreement."

     "'Walecka Shareholder Agreement' shall mean the Shareholder Agreement dated as of March 1, 1999 by and among Alcatel, Zeus Acquisition Corp. and John Walecka."

  2. Amendment of the definition of "Acquiring Person." The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement shall be amended by adding the following at the end of Section 1(a):

     "Notwithstanding the foregoing or any provision to the contrary in this Agreement none of Alcatel, Zeus Acquisition Corp., or any of


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          their respective Affiliates or Associates shall, individually or collectively, be deemed to be an Acquiring Person pursuant to this Agreement by virtue of (i) the execution of the Merger Agreement, the Shareholder Agreements or the Stock Option Agreement, (ii) the commencement or the consummation of the Offer, (iii) the acquisition of Common Shares by Zeus Acquisition Corp., Alcatel or any of their respective Affiliates or Associates pursuant to the Offer, the Shareholder Agreements or the exercise of the Top-Up Option and (iv) the consummation of the Merger or the other transactions contemplated in the Merger Agreement, each of the Shareholders Agreements and the Stock Option Agreement."

          3. Amendment of the definition of "Business Day." The definition of "Business Day" in Section 1(d) of the Rights Agreement is amended and restated to read in its entirety as follows:

          "'Business Day' shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close."


          4. Amendment of the definition of "Close of Business." The definition of "Close of Business" in Section 1(e) of the Rights Agreement is amended and restated to read in its entirety as follows:

          "'Close of Business' on any given date shall mean 5:00 P.M., Massachusetts time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Massachusetts time, on the next succeeding Business Day."

          5. Amendment of the definition of "Distribution Date." The definition of "Distribution Date" in Section 1(h) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not be deemed to occur by reason of (i) the execution of the Merger Agreement, the Shareholder Agreements or the Stock Option Agreement, (ii) the commencement or consummation of the Offer, (iii) the acquisition of Common Shares by Zeus Acquisition Corp., Alcatel or any of their respective Affiliates or Associates pursuant to the Offer, the Shareholder Agreements or the exercise of the Top-Up Option, (iv) the consummation of the Merger, or the other transactions contemplated in the Merger Agreement, each of the Shareholder


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          Agreements and the Stock Option Agreement and (v) the announcement of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, the Shareholder Agreements and the Stock Option Agreement."

          6. Amendment of the definition of "Expiration Date". Section 1(j) of the Rights Agreement is amended and restated to read in its entirety as follows:

          "Expiration Date" shall mean the earliest of (i) immediately prior to the consummation of the Offer, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof and (iv) the Close of Business on the Final Expiration Date."

          7. Amendment of the definition of "Permitted Offer." Section 1(l) of the Rights Agreement is amended and restated to read in its entirety as follows:

          "'Permitted Offer' shall mean a tender offer for all outstanding Common Shares, or for 49.99% of the Common Shares, in either case, followed by a merger, such tender offer to be made in a manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations thereunder; provided, however, that the tender offer occurs at a time when Continuing Directors are in office and a majority of the Continuing Directors then in office has determined that the offer is both adequate and otherwise in the best interests of the Company and its shareholders (taking into account all factors that such Continuing Directors deem relevant, including without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value)."

          8. Amendment of the definition of "Shares Acquisition Date." Section l(u) of the Rights Agreement by adding the following sentence at the end thereof:

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not be deemed to occur by virtue of (i) the execution of the Merger Agreement, the Shareholder Agreements or the Stock Option Agreement, (ii) the consummation of the Offer, (iii) the acquisition of Common Shares by Zeus Acquisition Corp., Alcatel or any of their respective Affiliates or Associates pursuant to the Offer, the Shareholder Agreements or the exercise of the Top-Up-Option, (iv) the consummation of the Merger, or the other transactions contemplated in the Merger Agreement, each of the Shareholder


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     Agreements and the Stock Option Agreement and (v) the announcement of the
     Offer, the Merger or the other transactions contemplated by the Merger Agreement, the Shareholder Agreements and the Stock Option Agreement."

     9. Amendment to Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement, the Shareholder Agreements or the Stock Option Agreement or by virtue of any of the transactions contemplated by the Merger Agreement, the Shareholder Agreements or the Stock Option Agreement."

     10. Section 26 of the Rights Agreement is amended to replace the address of the Rights Agent with the following:

     Bank Boston, N.A.
     c/o Equiserve Limited Partnership
     150 Royall Street
     Canton, MA 02021
     Attention: Client Administration

     11. This Amendment shall be deemed to be entered into under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     12. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     13. As amended hereby, the Agreement shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.



XYLAN CORPORATION


By: /s/ Dale J. Bartos
    _________________________________
     Name: Dale J. Bartos
     Title: Vice President and
            Chief Financial Officer

Attest: /s/ Mary L. Phillips
        _____________________________



BANKBOSTON, N.A.,
  as Rights Agent
(f/k/a The First National Bank of Boston)


By: /s/ Carol A. Mulvey-Eori
    _________________________________
    Signature of Authorized Signatory

    Carol A. Mulvey-Eori
    Administration Manager




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